EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below (the “Parties”) agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated November 14, 2016, as amended on the date hereof (and including any further amendments thereto) with respect to the common stock, par value $0.01 per share, of Great Elm Capital Corp., a Maryland corporation. This Joint Filing Agreement shall be filed as an Exhibit to the Amendment No. 1 to Statement on Schedule 13D, dated May 19, 2017, filed by the Parties.

Dated: May 19, 2017

MAST CAPITAL MANAGEMENT, LLC

By:	/s/ David J. Steinberg
Name: David J. Steinberg
Title: Authorized Signatory

/s/ David J. Steinberg
David J. Steinberg